Exhibit 99.2

May 3, 2017

For Immediate Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:

	Tiffany Mason	Colleen Penhall
	704-758-2033	704-758-2958
	tiffany.l.mason@lowes.com	colleen.b.penhall@lowes.com

LOWE’S ANNOUNCES THE PRICING TERMS OF ITS CASH TENDER OFFER FOR UP TO $1.6 BILLION AGGREGATE PRINCIPAL AMOUNT OF CERTAIN OF ITS OUTSTANDING DEBT SECURITIES

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) (the “Company”) today announced the pricing terms of its previously announced cash tender offer (the “Tender Offer”) for up to $1.6 billion combined aggregate principal amount (the “Maximum Tender Amount”) of its outstanding notes (collectively, the “Notes”) in the priorities set forth in the table below. The terms and conditions of the Tender Offer are described in the Company’s Offer to Purchase, dated April 19, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal. As previously announced, the purpose of the Tender Offer is to reduce the outstanding debt represented by the Notes purchased in the Tender Offer and reduce the Company’s future interest expense.

The Total Consideration for each series of Notes is based on the applicable reference yield plus a fixed spread over the yield to maturity of the applicable U.S. Treasury Security specified in the table below, and is payable to holders of the Notes who validly tendered and did not validly withdraw their Notes on or before 5:00 p.m., New York City time, on May 2, 2017 (the “Early Tender Deadline”) and whose Notes are accepted for purchase by the Company. The Reference Yields listed in the table were determined at 11:00 a.m., New York City time, on May 3, 2017 by the lead dealer managers. The Total Consideration for each series of Notes includes an early tender premium of $30.00 per $1,000 principal amount of Notes validly tendered and not validly withdrawn by such holders and accepted for purchase by the Company. In addition, holders whose Notes are accepted for purchase pursuant to the Tender Offer will receive accrued and unpaid interest from the last interest payment date for the applicable series of Notes up to, but not including, the settlement date, which is expected to occur on May 4, 2017 (such date, the “Early Settlement Date”).

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Principal Amount Tendered (1)	Principal Amount Accepted	Acceptance Priority Level	Reference U.S. Treasury Security	Fixed Spread (basis points)	Total Consideration (2)(3)	Approximate Proration
7.110% Notes due 2037	54866NBJ7	$100,000,000	$59,180,000	$59,180,000	1	2.875% U.S. Treasury due November 15, 2046	85	$1,459.41	100%
6.650% Notes due 2037	548661CP0	$500,000,000	$270,040,000	$270,040,000	2	2.875% U.S. Treasury due November 15, 2046	85	$1,399.72	100%

5.800% Notes due 2036	548661CL9	$450,000,000	$159,894,000	$159,894,000	3	2.875% U.S. Treasury due November 15, 2046	85	$1,271.58	100%
5.500% Notes due 2035	548661CJ4	$500,000,000	$156,085,000	$156,085,000	4	2.875% U.S. Treasury due November 15, 2046	80	$1,229.97	100%
5.800% Notes due 2040	548661CR6	$500,000,000	$270,092,000	$270,092,000	5	2.875% U.S. Treasury due November 15, 2046	90	$1,289.51	100%
5.125% Notes due 2041	548661CU9	$500,000,000	$347,865,000	$347,865,000	6	2.875% U.S. Treasury due November 15, 2046	90	$1,196.94	100%
5.000% Notes due 2043	548661DA2	$500,000,000	$203,049,000	$203,049,000	7	2.875% U.S. Treasury due November 15, 2046	90	$1,185.42	100%
6.875% Notes due 2028	548661AH0	$300,000,000	$44,522,000	$44,522,000	8	2.250% U.S. Treasury due February 15, 2027	80	$1,344.19	100%
6.500% Notes due 2029	548661AK3	$400,000,000	$134,054,000	$89,259,000	9	2.250% U.S. Treasury due February 15, 2027	80	$1,335.91	66.58%
4.625% Notes due 2020	548661CQ8	$500,000,000	$218,587,000	$0	10	1.500% U.S. Treasury due April 15, 2020	15	$1,071.88	0%

(1)	As reported by D.F. King & Co., Inc., the tender and information agent for the Tender Offer.
(2)	Per $1,000 principal amount of Notes accepted for purchase.
(3)	The Total Consideration includes the early tender premium of $30 per $1,000 principal amount of Notes.

Pursuant to the terms of the Tender Offer, the amount of Notes that will be accepted for purchase is subject to the Maximum Tender Amount. The amounts of each series of Notes that will be accepted for purchase by the Company was determined in accordance with the Acceptance Priority Levels specified in the table above, with 1 being the highest Acceptance Priority Level and 10 being the lowest Acceptance Priority Level, and the proration procedures described in the Offer to Purchase so as not to exceed the Maximum Tender Amount.

The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on May 16, 2017. However, because holders of Notes subject to the Tender Offer validly tendered and did not validly withdraw Notes on or prior to the Early Tender Deadline for which the aggregate principal amount exceeds the Maximum Tender Amount, the Company will not accept for purchase any Notes tendered after the Early Tender Deadline.

Notes not accepted for purchase by the Company in the Tender Offer will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company or otherwise returned in accordance with the Offer to Purchase and Letter of Transmittal.

The Company’s obligation to accept for purchase, and pay for, any Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the Tender Offer is conditioned on the satisfaction or waiver by the Company of the conditions described in the Offer to Purchase. Today, the Company completed an underwritten public offering of senior unsecured notes in an aggregate principal amount sufficient to satisfy the financing condition described in the Offer to Purchase.

Information Relating to the Tender Offer

BofA Merrill Lynch and J.P. Morgan Securities LLC are acting as the lead dealer managers for the Tender Offer, and Goldman, Sachs & Co., Inc. and U.S. Bancorp Investments, Inc. are acting as co-dealer managers. The information agent and tender agent is D.F. King & Co., Inc. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting D.F. King & Co., Inc. at (866) 721-1211 (toll-free), (212) 269-5550 (banks and brokers) or lowes@dfking.com. Questions regarding the Tender Offer should be directed to BofA Merrill Lynch, Liability Management Group, at (980) 387-3907 (collect) or (888) 292-0070 (toll-free) or J.P. Morgan Securities LLC, Liability Management Group, at (212) 834-3833 (collect) or (866) 834-4666 (toll-free). This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to an Offer to Purchase dated April 19, 2017 and a related Letter of Transmittal, which set forth the terms and conditions of the Tender Offer, and only in such jurisdictions as is permitted under applicable law.

Disclosure Regarding Forward-Looking Statements

Included herein are forward-looking statements, including statements with respect to an anticipated financing. There are many factors that affect management’s views about future events and trends of the business and operations of the Company, all as more thoroughly described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update forward-looking information included in this release or any of its public filings.

About Lowe’s

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 17 million customers a week in the United States, Canada and Mexico. With fiscal year 2016 sales of $65.0 billion, Lowe’s and its related businesses operate or service 2,365 home improvement and hardware stores and employ over 290,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit www.Lowes.com.

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